Exhibit 10.59
Compensatory Arrangements for Non-Employee Directors
     OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) compensates its non-employee directors for service on the Company’s Board of Directors (the “Board”) with both cash and equity compensation upon initial election and annual election to the Board. In 2007, the Compensation Committee of the Board (the “Committee”) engaged Radford Consulting (“Radford”), its independent compensation consultant, to evaluate OSI’s Board compensation. Upon evaluation and review, Radford, the Committee and the Board determined that the compensation structure should be revised in order to (1) better align Board members’ compensation with their responsibilities and (2) align Board compensation with the more typical practices at peer companies. OSI’s former Board compensation provided greater compensation upon initial election to the Board as opposed to subsequent elections. Pursuant to Radford’s recommendation and the Committee’s and Board’s review, the Board approved changes to the compensation structure, effective beginning the date of the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”), (1) to compensate the Chairs of Board committees and service on more than one committee and (2) in general, to decrease the amount of compensation upon initial election to the Board and increase the amount of annual compensation. In order to be more equitable and avoid any windfalls, the Board approved a requirement that all members of the Board elected to the Board prior to the 2008 Annual Meeting must serve at least three years on the Board before they are eligible to receive the revised annual equity grants described below. Set forth below is a summary of the current Board compensation.
Annual Retainer Fee:
     Each of the non-employee directors of the Company receives an annual cash retainer fee as set forth in the table below.

Baseline Cash Compensation
Board Member Retainer Fee	$50,000

Additional Cash Compensation
Chair of Board	$100,000
Chair of Audit Committee	$30,000
Chair of Compensation Committee	$15,000
Chair of Corporate Governance and Nominating Committee	$10,000
Chair of All Other Committees	$10,000
Member of Audit Committee	$15,000
Member of Compensation Committee	$7,500
Member of Corporate Governance and Nominating Committee	$5,000
Member of All Other Committees (excluding the Executive Committee)	$5,000

Option Grants and Other Stock Awards:
Initial Grants
     Each non-employee director receives an initial grant of options to purchase 15,000 shares of common stock and also receives an award of 5,000 shares of restricted stock, restricted stock units or deferred stock units upon his or her initial election to the Board.
Annual Grants
     In addition to initial equity awards, non-employee directors receive annual equity grants. Each non-employee director, not including the Chairman of the Board, receives options to purchase 7,500 shares of common stock and an award of 2,500 shares of restricted stock, restricted stock units or deferred stock units upon each re-election for a one-year Board term, with the exception of those directors who as of the 2008 Annual Meeting had not served three years on the Board. Such directors receive an annual option to purchase 3,000 shares of common stock and an award of 1,500 shares of restricted stock, restricted stock units or deferred stock units until they have served three years on the Board, at which time they would receive the grants described above. The Chairman of the Board receives options to purchase 10,000 shares of common stock and an award of 4,000 shares of restricted stock, restricted stock units or deferred stock units upon re-election for a one-year Board term.
Forms of Awards
     The restricted stock and restricted stock units represent the right of a director to receive one share of OSI common stock upon vesting. Each deferred stock unit represents the right of a director to receive one share of OSI common stock upon the earlier of the director’s termination from service on the Board or on a date no earlier than two years from the date of grant, as designated by the director.
     The stock option awards and restricted stock awards, including restricted stock units and deferred stock units, granted to the directors after June 14, 2006 vest annually over four years of the date of grant. The option awards expire on the seventh anniversary of their respective grant dates, subject to the earlier expiration upon the occurrence of certain events set forth in the Company’s Amended and Restated Stock Incentive Plan. The exercise price of all option awards is equal to 100% of the fair market value of the underlying common stock on the date of grant.
Post-Retirement Medical Benefits:
     Prior to April 2007, we provided post-retirement medical and life insurance benefits to eligible employees and qualified dependents, and members of our Board of Directors. Eligibility was based on age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations. In April 2007, we terminated this benefit and grandfathered the directors who were eligible for participation in the plan at the time of termination (Mr. White and Drs. Mehta and Granner).